EXHIBIT 10.2
NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.

ASSET PURCHASE AGREEMENT
between
HEWLETT-PACKARD COMPANY,
as the Buyer
and
PHOENIX TECHNOLOGIES LTD.,
as the Seller
Dated as of June 4, 2010

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

i

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

ii

ANNEXES

Annex A	Transferred Software
Annex B	Excluded Employees
Annex C	Buyer’s Technical Representatives
Annex D	Optional Employees
EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Buyer License Agreement
Exhibit D	Form of Seller License Agreement
Exhibit E	Short Form Patent Assignment Agreement
Exhibit F	Short Form Trademark Assignment Agreement
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of InfoObjects Side Letter
Exhibit I	[***]
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

iii

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of June 4, 2010 (this “Agreement”), between Hewlett-Packard Company, a Delaware corporation (the “Buyer”), and Phoenix Technologies Ltd., a Delaware corporation (the “Seller”).
RECITALS
     A. The Seller is engaged in certain software development, marketing, sales, maintenance and support activities related to the Transferred Software and the provision of related services (the “Business”).
     B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Purchased Assets and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. For purposes of this Agreement:
          “Accounts Receivables” means all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses of the Business.
          “Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
          “Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Buyer License Agreement, the Seller License Agreement, the Short Form Patent Assignment Agreement, the Short Form Trademark Assignment Agreement, the Escrow Agreement, the Employment Agreements and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

          “Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Seller or any of its ERISA Affiliates or under which the Seller or any of its ERISA Affiliates may incur any liability and (iii) covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities).
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
          “Business Employee” means the employees of the Seller primarily engaged as of the date of this Agreement in work relating to the Business, other than Excluded Employees.
          “Business Records” means all books, records, ledgers and files or other similar information of the Seller (in any form or medium) related to, used or held for use solely in connection with the Business or the Purchased Assets, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organization documents, minute and stock record books and corporate seal of the Seller) in each case to the extent such items exist and are in the possession or control of the Seller.
          “Collateral Materials” means all collateral materials, manuals, promotional materials, sales materials, display materials and product information materials, and all books and records, that are, in all material respects, exclusively related to the Transferred Software and that are listed on Schedule 2.1(a)(1) and any Copyrights in and to the Collateral Materials.
          “Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.
          “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by

Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
          “Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.
          “Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership. For the purposes of clarity, it is understood that any Encumbrance in favor of the Buyer is not within the foregoing definition of Encumbrance.
          “ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with the Seller as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with the Seller, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.
          “Escrow Agent” means a bank or trust company selected by the Buyer and reasonably acceptable to the Seller to act as the escrow agent in connection with this Agreement and the Escrow Agreement.
          “Escrow Amount” means Two Million Dollars ($2,000,000).
          “Escrow Period” means the term of the Buyer License Agreement but in no case less than [***] following the Closing.
          “Employee Offer Letters” means, collectively, the employment offer letters to be presented by the Buyer to the Offered Employees.
          “Excluded Employees” means those employees of the Seller listed on Annex B.
          “GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are applied pursuant to this Agreement, applied consistently throughout the relevant periods.
          “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
          “Inbound Licenses” means all Contracts under which the Seller uses or has the right to use any Third Party Licensed Intellectual Property, exclusive of any Retained Licenses, as set forth on Schedule 3.12(a)(ix)(1), and exclusive of any non-exclusive
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

licenses to commercially available off-the-shelf software entered into in the ordinary course.
          “Intellectual Property” means any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (v) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes; and (vii) any similar or equivalent property of any of the foregoing (as applicable)
          “Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor throughout the world; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person; including databases and data collections and all rights therein (“Trade Secrets”); (vi) mask works, mask work registrations and applications, and all other rights corresponding thereto throughout the world; and (vii) any similar or equivalent rights to any of the foregoing (as applicable).
          “Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items related to, used or held for use in connection with the Business.
          “Knowledge,” with respect to a party, means the knowledge of any officer or director of such party and such knowledge as would be imputed to such persons after due inquiry consistent with customary duties of similarly situated officers and directors.
          “Law” means any statute, law, ordinance, regulation, rule, code, executive order, treaty, convention, standard, injunction, judgment, decree or order of any Governmental Authority.

          “Made Available” means all documents and information loaded into the data room maintained by eRoom.net, no later than three (3) days prior to the date of this Agreement.
          “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that individually or in the aggregate (i) is or could reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations of the Business, taken as a whole, (ii) has materially impaired, or could reasonably be expected to impair, the value of the Purchased Assets, taken as a whole, or (iii) materially impairs the ability of the Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or could reasonably be expected to do so; provided, however, that in no event would any change generally affecting any of the industries in which the Seller and its Subsidiaries operate, or the economy as a whole, including, without limitation, any change in commodity prices, be deemed to constitute a “Material Adverse Effect”.
          “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Seller or any of its ERISA Affiliates may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.
          “Offered Optional Employees” means any employees listed on Annex D (“Optional Employees”) that receive offers of employment from Buyer at any time during the period beginning as of the date hereof and continuing until the Closing.
          “Outbound Licenses” means all Contracts under which the Seller has licensed to others the right to use or agreed to transfer to others any of the Seller Owned Intellectual Property, exclusive of any Retained Licenses, as set forth on Schedule 3.12(a)(ix)(2).
          “Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.
          “Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, the Seller by a

Governmental Authority with respect to the conduct or operation of the Business as currently conducted or the ownership or use of the Purchased Assets, and all pending applications therefor and amendments, modifications and renewals thereof.
          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “Plan Sponsor” has the meaning set forth in Section 3(16)(B) of ERISA.
          “Policy” means each insurance policy and fidelity bond which covers the Business or the Seller with respect to the Business.
          “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
          “Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.
          “Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
          “Rights” means all rights under or in respect of any Seller Owned Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction.
          “Seller Contract” means any Contract primarily related to the Business or the Purchased Assets to which the Seller is a party, under which the Seller may have any rights or by which the Seller, the Business or any of the Purchased Assets may be bound.
          “Seller Licensed Intellectual Property” means the Intellectual Property and Intellectual Property Rights licensed by the Seller to the Buyer under the Seller License Agreement.
          “Seller Owned Intellectual Property” means all Intellectual Property and Intellectual Property Rights that are owned by the Seller and which, primarily, relates to, or is used or held for use in connection with the Seller Products or the Business as presently conducted or as presently contemplated to be conducted by the Seller, exclusive of any Retained Intellectual Property.

          “Seller Source Code” means source code for which the Intellectual Property and Intellectual Property Rights therein are part of the Seller Owned Intellectual Property.
          “Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.
          “Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
          “Tax Arbitrator” means (i) a nationally recognized accounting firm jointly retained by the Buyer and the Seller or (ii) if no nationally recognized accounting firm will agree to resolve the dispute, a Person with expertise in the issues related to the dispute jointly retained by the Buyer and the Seller.
          “Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
          “Third Party Licensed Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights licensed to the Seller by third parties which relates to, or is used or held for use in connection with the Seller Products or the Business as presently conducted or as presently contemplated to be conducted by the Seller.
          “Transferred Software” means the software product developed and marketed by the Seller, as more fully described on Annex A, including the object code and source code form thereof, and including any existing alpha or beta versions of any upgrade, updates or new releases thereof and all technical and customer documentation exclusively relating thereto in all material respects.
          “Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any employee or former employee of any such entity (with respect to their relationship with such entities) or for which any such entity may be responsible.

TABLE OF DEFINED TERMS

	Cross Reference
Term	in Agreement	Page
Accounts Receivables	Section 1.1	1
Action	Section 1.1	1
Affiliate	Section 1.1	1
Agreement	Preamble	1
Allocation Statement	Section 6.2	41
Ancillary Agreements	Section 1.1	1
Assignment and Assumption Agreement	Section 2.7(b)(ii)	15
Assumed Contracts	Section 2.1(b)	11
Assumed Liabilities	Section 2.3	13
Benefit Arrangement	Section 1.1	2
Bill of Sale	Section 2.7(b)(i)	15
Business Day	Section 1.1	2
Business Employee	Section 1.1	2
Business	Recitals	1
Business Records	Section 1.1	2
Buyer 401(k) Plan	Section 5.7(g)	38
Buyer License Agreement	Section 2.7(b)(iii)	15
Buyer	Preamble	1
Buyer Prohibited Employee	Section 5.4(e)(vii)	34
Buyer Welfare Plans	Section 5.7(e)	37
Closing Date	Section 2.7(a)	15
Closing	Section 2.7(a)	15
COBRA	Section 5.7(d)	37
Collateral Materials	Section 1.1	2
Competing Business	Section 5.4(a)(i)	32
Confidential Information	Section 5.8(b)	39
Confidentiality Agreement	Section 5.8(a)	39
Contract	Section 1.1	2
control	Section 1.1	2
controlled by	Section 1.1	2
Copyrights	Section 1.1	4
Core Representations	Section 8.1(a)	45
[***]	Section 5.4(e)(x)	34
[***]	Section 5.4(e)(xi)	34
Customer	Section 5.4(a)(iv)	33
[***]	Section 3.7	19
Disclosure Schedules	Article III	16
dollars, or $, or US$	Section 10.12	54
Employee Offer Letters	Section 1.1	3
Employee Plans	Section 1.1	3
Encumbrance	Section 1.1	3
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

TABLE OF DEFINED TERMS

	Cross Reference
Term	in Agreement	Page
Enhance	Section 5.4(e)(iv)	34
ERISA Affiliate	Section 1.1	3
Escrow Agent	Section 1.1	3
Escrow Agreement	Section 2.7(b)(viii)	15
Escrow Amount	Section 1.1	3
Escrow Fund	Section 8.11	49
Escrow Period	Section 1.1	3
Excluded Assets	Section 2.2	12
Excluded Contracts	Section 2.2(d)	12
Excluded Employees	Section 1.1	3
Excluded Liabilities	Section 2.4	13
GAAP	Section 1.1	3
Governmental Authority	Section 1.1	3
Group Health Plan	Section 5.7(d)	37
[***]	Section 5.4(e)(v)	34
Inbound Licenses	Section 1.1	3
Indemnification Cap	Section 8.4(b)	47
Indemnitee	Section 8.7(a)	48
Indemnitor	Section 8.7(a)	48
Intellectual Property Rights	Section 1.1	4
Intellectual Property	Section 1.1	4
Inventory	Section 1.1	4
Knowledge	Section 1.1	4
Law	Section 1.1	4
Losses	Section 8.2	46
Made Available	Section 1.1	5
Material Adverse Effect	Section 1.1	5
Material Contracts	Section 3.12(a)	26
Multiemployer Plan	Section 1.1	5
Non-Compete Period	Section 5.4(a)	32
[***]	Section 5.4(e)(i)	34
[***]	Section 5.4(e)(ix)	34
Notice of Claim	Section 8.7(a)	48
Offered Employees	Section 5.7(b)	37
Open Source Materials	Section 3.10(j)	23
Outbound Licenses	Section 1.1	5
Patents	Section 1.1	4
PC Client Device	Section 5.4(e)(iii)	34
Pension Plan	Section 1.1	5
Permits	Section 1.1	5
Permits	Section 3.6(b)	19
Permitted Encumbrances	Section 3.4(a)	18
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

TABLE OF DEFINED TERMS

	Cross Reference
Term	in Agreement	Page
Person	Section 1.1	6
Plan Sponsor	Section 1.1	6
Policy	Section 1.1	6
Pre-Closing Tax Period	Section 1.1	6
Purchase Price	Section 2.6	14
Purchased Assets	Section 2.1	11
Related Party	Section 1.1	6
Representatives	Section 5.2(a)	30
[***]	Section 5.4(e)(viii)	34
Retained Intellectual Property	Section 2.2(b)	12
Retained Licenses	Section 2.2(c)	12
Return	Section 1.1	6
Rights	Section 1.1	6
Schedule	Article III	16
Seller 401(k) Plan	Section 5.7(g)	38
[***]	Section 5.4(e)(ii)	34
Seller Contract	Section 1.1	6
Seller Indemnified Parties	Section 8.3	46
Seller Indemnified Party	Section 8.3	46
Seller License Agreement	Section 2.7(b)(iv)	15
Seller Licensed Intellectual Property	Section 1.1	6
Seller Owned Intellectual Property	Section 1.1	6
Seller	Preamble	1
Seller Products	Section 3.10(a)	22
Seller Prohibited Employee	Section 5.4(e)(vi)	34
Seller Registered Intellectual Property	Section 3.10(b)	22
Seller Source Code	Section 1.1	6
Short Form Patent Assignment Agreement	Section 2.7(b)(v)	15
Short Form Trademark Assignment Agreement	Section 2.7(b)(vi)	15
Straddle Period	Section 1.1	7
Subsidiary	Section 1.1	7
Tax Arbitrator	Section 1.1	7
Tax Clearance Certificate	Section 6.4	42
Taxes	Section 1.1	7
Third Party Claim	Section 8.7(a)	48
Third Party Licensed Intellectual Property	Section 1.1	7
Tier 1 Development Team	Section 5.7(b)	37
Tier 2 Development Team	Section 5.7(b)	37
Trade Secrets	Section 1.1	4
Trademarks	Section 1.1	4
Transfer Tax	Section 6.1	41
Transferred Software	Section 1.1	7
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

TABLE OF DEFINED TERMS

	Cross Reference
Term	in Agreement	Page
Transferring Employees	Section 5.7(b)	37
under common control with	Section 1.1	2
[***]	Section 3.17	27
[***]	Section 5.13	41
WARN Act	Section 3.9(e)	21
Warranty Losses	Section 8.4(a)	47
Welfare Plan	Section 1.1	7
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Seller, all of the Seller’s right, title and interest in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, exclusively related to, used or held for use in connection with the Business, including all assets related to the Phoenix ‘Hyperspace’ product, in each case as they shall exist on the Closing Date, whether or not reflected on or specifically referred to in the Schedules attached hereto, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances, including, without limitation:
          (a) the Seller Owned Intellectual Property, Inbound Licenses, Transferred Software, any Collateral Materials listed on Schedule 2.1(a)(1), domain names listed on Schedule 2.1(a)(2), Seller Products and any other assets listed on Schedule 2.1(a)(3);
          (b) the Contracts listed on Schedule 2.1(b) (the “Assumed Contracts”);
          (c) all Permits used in the Business and not otherwise required or used by the Seller outside of the Business and transferable to the Buyer;
          (d) all lists of current customers, suppliers, resellers and material vendors of the Business and all maintenance, service and support records for such current customers;
          (e) all Rights;
          (f) all confidentiality, nondisclosure and assignment of invention agreements entered into by the Seller with any Person other than current or former
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

employees of the Business and exclusively relating to the Purchased Assets or the Assumed Liabilities;
          (g) all marketing documents, business records, customer maintenance, service and support records, programmer logs and correspondence, in whatever form (electronic, written or otherwise) related exclusively to the Business, the Purchased Assets or the Assumed Liabilities; provided that such books and records shall expressly not include documents, materials or information which are subject to attorney-client, work product or similar privilege or which were prepared in connection with the transactions contemplated by this Agreement or the sale of the Business, the Purchased Assets or the Assumed Liabilities;
          (h) all of the Seller’s goodwill in, and going concern value of, the Business and the Purchased Assets.
     Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Seller is not selling, and the Buyer is not purchasing, any of the following assets of the Seller related to the Business, all of which shall be retained by the Seller (collectively, the “Excluded Assets”):
          (a) all of the Seller’s cash and cash equivalents;
          (b) the Intellectual Property and software set forth on Schedule 2.2(b) (“Retained Intellectual Property”);
          (c) the inbound license agreements set forth on Schedule 2.2(c) hereto (“Retained Licenses”);
          (d) all Contracts, other than the Assumed Contracts, including, but not limited to, the Contracts set forth on Schedule 2.2(d) (“Excluded Contracts”);
          (e) all rights of the Seller under this Agreement and the Ancillary Agreements;
          (f) Accounts Receivables;
          (g) the corporate seals, certificate of incorporation, bylaws, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller;
          (h) all Policies and all rights and benefits thereunder;
          (i) any refund or credit of the Seller’s and its Affiliates’ Taxes attributable to any Pre-Closing Tax Period, Excluded Liability or to any other Excluded Asset;
          (j) any and all records prepared in connection with the sale of the Business to the Buyer;

          (k) any and all Tax records to the extent related to Taxes that constitute Excluded Liabilities; and
          (l) all other properties, assets, goodwill and rights of the Seller of whatever kind and nature, real, personal or mixed, tangible or intangible, other than Purchased Assets.
     Section 2.3 Assumed Liabilities. In connection with purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall assume all liabilities of the Seller under the Assumed Contracts that are required to be performed on or after the Closing Date, other than any such liabilities expressly delineated as Excluded Liabilities in Section 2.4 (the “Assumed Liabilities”).
     Section 2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any liabilities or obligations of the Seller of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising other than the Assumed Liabilities expressly assumed under Section 2.3 (the “Excluded Liabilities”), including the following:
          (a) all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date;
          (b) any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date;
          (c) any liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Seller Contract prior to the Closing Date;
          (d) any liability arising from or related to any compliance or noncompliance prior to the Closing Date with any Law applicable to the Seller, the Business or the Purchased Assets;
          (e) any liability arising from or related to any Action against the Seller, the Business or the Purchased Assets pending as of the Closing Date or based upon any action, event, circumstance or condition arising prior to the Closing Date;
          (f) any liability incurred by the Seller or any Person other than the Buyer arising out of or relating to the negotiation and preparation of this Agreement and the Ancillary Agreements (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons not engaged by the Buyer);

          (g) any liability or obligation arising from or relating to the Excluded Contracts; and
          (h) any liability or obligation relating to an Excluded Asset.
     Section 2.5 Consents and Waivers; Further Assurances.
          (a) Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Assumed Contract, Permit, Right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. The Seller shall use commercially reasonable efforts, and the Buyer shall cooperate reasonably with the Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, (i) the Seller shall continue to use commercially reasonable efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller will cooperate with the Buyer to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Assumed Contract, Permit, Right or other Purchased Asset, including performance by the Seller, if economically feasible, as agent. Nothing in this Section 2.5(a) shall affect the Buyer’s right to terminate this Agreement under Section 9.1 in the event that any consent or waiver as described herein is not obtained.
          (b) From time to time, whether before, at or following the Closing, the Seller and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.
     Section 2.6 Consideration. In full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer, at the Closing, or as soon as reasonably practical following the Closing but in no event later than two Business Days, the Buyer shall (a) pay to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to Twelve Million Dollars ($12,000,000) (the “Purchase Price”), less the Escrow Amount, in immediately available funds in United States dollars, (b) deposit the Escrow Amount by wire transfer of immediately available funds in United States dollar with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement and (c) assume the Assumed Liabilities.
     Section 2.7 Closing.
          (a) The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304, at 10:00 a.m. Pacific Daylight Time on the tenth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
          (b) At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:
               (i) a bill of sale for the Purchased Assets, in the form of Exhibit A (the “Bill of Sale”), duly executed by the Seller;
               (ii) a counterpart of the Assumption Agreement, in the form of Exhibit B (the “Assignment and Assumption Agreement”), duly executed by the Seller;
               (iii) a counterpart of the license agreement, in the form of Exhibit C (the “Buyer License Agreement”), duly executed by the Seller;
               (iv) a counterpart of the license agreement, in the form of Exhibit D (the “Seller License Agreement”), duly executed by the Seller;
               (v) a short form patent assignment agreement, in the form of Exhibit E (the “Short Form Patent Assignment Agreement”), duly executed by the Seller;
               (vi) a short form trademark assignment agreement, in the form of Exhibit F (the “Short Form Trademark Assignment Agreement”), duly executed by the Seller;
               (vii) a counterpart of the Escrow Agreement, in the form of Exhibit G (the “Escrow Agreement”), duly executed by the Seller and the Escrow Agent;
               (viii) a duly executed certificate of an executive officer of the Seller certifying the fulfillment of the conditions set forth in Section 7.3(a) and (h);
               (ix) a certificate of non-foreign status described in Treasury Regulations section 1.1445 2(b)(2) for the Seller;
               (x) side letter executed by InfoObjects, in the form of Exhibit H;

               (xi) A copy of the Seller letter [***].
               (xii) A copy of the Certificate of Destruction of Source Code by Samsung, pursuant to Section E-3 of the Amendment dated October 14, 2009 to the Technology License and Services Agreement between the Seller and Samsung dated December 1, 2004; and
               (xiii) such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and to put the Buyer in actual possession or control of the Purchased Assets, duly executed by the Seller.
          (c) At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents:
               (i) a counterpart of the Assignment and Assumption Agreement, duly executed by the Buyer;
               (ii) a counterpart of the Buyer License Agreement, duly executed by the Buyer;
               (iii) a counterpart of the Seller License Agreement, duly executed by the Buyer;
               (iv) a counterpart of the Escrow Agreement, duly executed by the Buyer; and
               (v) such other documents and instruments, in form and substance reasonably satisfactory to the Seller, as the Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
     Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (individually, a “Schedule,” and, collectively, the “Disclosure Schedules”) (each of which shall be arranged in Sections and subsections corresponding to the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement or any Ancillary Agreement), provided that any information disclosed in one Schedule shall be considered to be made for purposes of another section of the Disclosure Schedules to the extent that the relevance or applicability of the disclosure is clearly apparent on the face of such disclosure, the Seller hereby represents and warrants to the Buyer as follows:
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     Section 3.1 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as it is now being conducted. The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except where the failure to be so qualified or so licensed or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.
     Section 3.2 Authority. The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
     Section 3.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
               (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Seller;
               (ii) conflict with or violate any Law applicable to the Seller, the Business or any of the Purchased Assets or by which the Seller, the Business or any of the Purchased Assets are bound or affected; or
               (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller or the Business under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Seller is a party or by which the Seller, the Business or the Purchased Assets are bound or affected.
          (b) The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets.
     Section 3.4 Title to Assets; Sufficiency of Assets.
          (a) The Seller has good and valid title to or a valid license in all of the Purchased Assets, free and clear of any Encumbrance, other than (i) liens for Taxes not yet due and payable, (ii) assessments or governmental charges or landlords’, workers’, carriers’ and mechanics’ or other like liens with respect to which payment is not due and that do not impair the conduct of the Business or the present use of the affected property and (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect (collectively, “Permitted Encumbrances”). The delivery to the Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyer good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.
          (b) The Purchased Assets, together with the Seller Licensed Intellectual Property, constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Business as currently conducted or as presently contemplated to be conducted.
     Section 3.5 Absence of Certain Changes or Events. Since December 31, 2009, (a) the Seller has conducted the Business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; and (c) neither the Business nor the Purchased Assets have suffered any loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance. Since March 31, 2010, the Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.
     Section 3.6 Compliance with Law; Permits.
          (a) To the Knowledge of the Seller, the Seller is and has been since January 1, 2007, in compliance in all material respects with all Laws applicable to the

Seller in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets. Neither the Seller nor any of its executive officers has received, nor to the Knowledge of the Seller is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Seller is not in compliance with any such Laws.
          (b) Schedule 3.6 sets forth a true and complete list of all Permits necessary for the Seller to own, lease and operate the Purchased Assets and to carry on the Business as currently conducted (the “Permits”). The Seller is and has been since January 1, 2007, in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Seller, threatened.
     Section 3.7 Litigation. As of the date hereof, there is no Action (except for any Actions commenced by Persons other than Governmental Authorities that would not reasonably be expected to result in a liability or loss in respect of the Business or the Purchased Assets of more than [***] individually or in the aggregate) pending or, to the Knowledge of the Seller, threatened in connection with the Business or the Purchased Assets or the Seller’s ownership or operation thereof, nor is there any basis for any such Action. There is no Action pending or, to the Knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Seller, threatened investigation by, any Governmental Authority relating to the Business, the Purchased Assets, the Seller’s ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Seller pending, or which the Seller has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets. [***]
     Section 3.8 Employees.
          (a) Schedule 3.8(a) sets forth a complete and accurate list of the names of all current Business Employees, specifying their position and description of the areas of responsibility with respect to the Business, and their salary, date of hire, business location, commission, bonus and incentive entitlements and identifying which Business Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on pregnancy, parental adoption or other leave and their anticipated dates of return to active employment.
          (b) Schedule 3.8(b) sets forth a true and complete list of all Employee Plans that cover any Business Employee. True and complete copies of each of the following documents have been delivered or Made Available by the Seller to the Buyer:
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

               (i) each Welfare Plan, Pension Plan and Multiemployer Plan that covers any Business Employee (and, if applicable, related trust agreements) and all amendments thereto, all written summary plan descriptions and summaries of material modifications, as those terms are defined by ERISA Section 102 which have been distributed to any Business Employee or his or her beneficiaries in such plan and all annuity contracts or other funding instruments;
               (ii) each Benefit Arrangement that covers any Business Employee, including material written descriptions thereof and written descriptions thereof which have been distributed to any Business Employee or his or her beneficiaries in such Benefit Arrangement and a complete description of any such Benefit Arrangement that is not in writing; and
               (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan that covers any Business Employee.
          (c) Except as set forth in Schedule 3.8(c):
               (i) none of the Pension Plans that covers any Business Employee who is a resident of the United States is a Multiemployer Plan or a Pension Plan that is subject to either Title IV of ERISA or Section 412 of the Code;
               (ii) each Pension Plan that covers any Business Employee who is a resident of the United States and each related trust agreement, annuity contract or other funding instrument is qualified and tax exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date;
               (iii) each Welfare Plan that covers any Business Employee who is a resident of the United States and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with the provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times; and
               (iv) neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any Business Employee under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).
     Section 3.9 Labor and Employment Matters.
          (a) The Seller is not a party to any labor or collective bargaining Contract that pertains to any Business Employees. There are no organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any Business Employees or any labor organization. There is, and has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Seller, threatened against or affecting the Business or the Seller in connection with the Business, nor is there any basis for any of the foregoing. The Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any Business Employees. There are no pending or, to the Knowledge of the Seller, threatened union grievances or union representation questions involving any Business Employees.
          (b) The Seller has not engaged and is not engaging in any unfair labor practice in connection with the Business. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Seller, threatened with respect to the Business or the Seller in connection with the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
          (c) The Seller has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Business. The Seller has paid in full to all Business Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.
          (d) The Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices in connection with the Business. Neither the Seller nor any of its executive officers has received any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business and, to the Knowledge of the Seller, no such investigation is in progress.
          (e) Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq., the Seller has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller related to the Business, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Seller related to the Business, nor has the Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No Business Employee has suffered an “employment loss” (as defined in the WARN Act) in the past three years.
     Section 3.10 Intellectual Property.
          (a) Schedule 3.10(a)(i) and Schedule 3.10(a)(ii) contain, respectively, a complete and accurate list of (i) all products and services, primarily relating to the

Business, marketed by the Seller and (ii) all products and service offerings, primarily relating to the Business, that are in development as of the date hereof (other than updates or upgrades to existing products) and that the Seller expected or intended to make available commercially in the future in connection with the Business (such products described in clauses (i) and (ii), collectively, the “Seller Products”).
          (b) Schedule 3.10(b) contains a complete and accurate list, as of the date hereof, of the following Seller Owned Intellectual Property: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents and (iii) all registered Copyrights and applications therefor, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number (“Seller Registered Intellectual Property”). No Seller Registered Intellectual Property has been deemed invalid by a court of competent jurisdiction, and to the Seller’s Knowledge all Seller Registered Intellectual Property is valid and subsisting. All necessary documents and certificates in connection with any Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or elsewhere in the world, as the case may be, for the purposes of perfecting, prosecuting and maintaining any Seller Registered Intellectual Property. Except as set forth on Schedule 3.10(b), there are no actions that must be taken by the Seller within 150 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Entity office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Seller Registered Intellectual Property. The Seller has not claimed “small business status,” in the application for or registration of any Seller Registered Intellectual Property.
          (c) Schedule 3.10(c) contains a complete and accurate list, as of the date hereof, of the domain name registrations of the Seller that relate to the Business.
          (d) The Seller owns all right, title and interest in the Seller Owned Intellectual Property, free and clear of all Encumbrances. The Seller has not granted any exclusive license under any Seller Owned Intellectual Property or any licenses to use any Seller Source Code. All Seller Owned Intellectual Property was written and created solely by either (i) employees of the Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights therein to the Seller.
          (e) The Seller has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Seller Owned Intellectual Property, and to the Knowledge of the Seller, there have not occurred any unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. Without limiting the foregoing, the Seller has a valid confidentiality and assignment agreement, substantially in the Seller’s standard form previously delivered to the Buyer, in place with each employee and contractor who has ever created Seller Owned Intellectual Property.
          (f) Each of the Seller Owned Intellectual Property and Seller Products has not infringed upon or otherwise violated, or is not infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party. To the Knowledge of the Seller as of the date hereof, no person or any of such person’s products or services or other operation of such person’s business is infringing upon or otherwise violating any Seller Owned Intellectual Property.
          (g) There is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Seller, filed or threatened with respect to, and the Seller have not been notified in writing of, any alleged infringement or other violation by the Seller or any of its current products or services or other operation of the Business of the Intellectual Property Rights of such third party. There is no pending or, to the Knowledge of the Seller, threatened claim challenging the validity or enforceability of, or contesting the Seller’s rights with respect to, any of the Seller Owned Intellectual Property. The Seller has not received any opinion of counsel regarding (i) any potential allegation of infringement, (ii) the application of any Patent to the Seller Products, or (iii) the operation of the Business with respect to the foregoing. The Seller is not subject to any order of any Governmental Entity that restricts or impairs the use, transfer or licensing of any Seller Owned Intellectual Property.
          (h) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Seller granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right of termination or cancellation under any Inbound Licenses, (iii) the imposition of any Encumbrance on any Seller Owned Intellectual Property, or (iv) the requirement to pay any royalties or other amounts in excess of those that would have, in any event, been payable by the Seller had the transactions contemplated by this Agreement not occurred.
          (i) As of the date hereof, there are no design or other errors in the Seller Products that permit unauthorized access to computers or systems of users through those Seller Products. The Seller has implemented procedures consistent with standard industry practices to ensure that the Seller Products are free from viruses, disabling codes or other malicious code.
          (j) Schedule 3.10(j) contains a complete and accurate list as of the date hereof of all software that is distributed as “open source software” or under a similar licensing or distribution model (including, but not limited to, the GNU General Public License) (collectively, “Open Source Materials”) used by the Seller in connection with the Business or incorporated in or used in connection with any Seller Product, including a description of the manner in which such Open Source Materials are used, including whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Seller. Except as described and set forth in Schedule 3.10(j), the Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Seller Product, (ii) distributed Open Source Materials in conjunction with any Seller Product, or (iii) used Open Source Materials in a manner that creates obligations for the Seller or any Subsidiary with respect to Seller Owned Intellectual Property to grant to any third party, any right or immunity with respect to any Seller Owned Intellectual Property (including, but not limited to, using any requirement that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge).
          (k) The Seller has not experienced any defects in the software and hardware used in relation to the Business as it is currently conducted that have not been fully resolved, including any error or omission in the processing of any data.
          (l) None of the Seller Source Code for the Seller Products or Trade Secrets have been published or disclosed by the Seller, except to its employees or consultants under a non-disclosure agreement, a form of which has been provided to the Buyer. Schedule 3.10(l) identifies each Contract pursuant to which the Seller has deposited, or is or may be required to deposit, with an escrow agent or any other person or entity, any Seller Source Code. The consummation of the transactions contemplated hereby will not constitute a condition sufficient to entitle the beneficiary under any escrow arrangement under which the Seller has deposited any Seller Source Code for any Seller Product or Trade Secret to require release of such Seller Source Code or Trade Secret.
          (m) The Seller’s collection processing, use, storage, transfer and dissemination of personally identifiable information of customers, employees, suppliers and other third parties in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by the Seller and any applicable Law.
          (n) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Seller Owned Intellectual Property. To the Knowledge of the Seller, no employee of the Business who was involved in, or who contributed to, the creation or development of any Seller Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions that have been or may be incorporated into a Seller Product or related to Seller Owned Intellectual Property during a period of time during which such employee of the Business was also performing services for the Seller.
          (o) The Seller has no commitment to any standards body to license any Seller Owned Intellectual Property, to any person or entity by virtue of that person or entity being a member of a standards body, or to any person or entity by virtue of that person or entity having implemented a standard administered or promulgated by a standards body. The Seller Products are not required to be compliant with any standards promulgated or administered by, or with any operating systems offered by, any third party.
          (p) If the Seller has exported the Seller Products, or any technical information or other technology within its control, it has done so in all respects in compliance with the U.S. export Laws promulgated and enforced by the Bureau of Export Administration and any other applicable export/import control Law.
          (q) No Trademark identified on Schedule 3.10(b) has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Seller, no such proceeding is or has been threatened with respect to any of such Trademarks. No Patent identified on Schedule 3.10(b) has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Seller, no such proceeding is or has been threatened with respect thereto any of such Patents.
          (r) The Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Seller Registered Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).
          (s) Upon the consummation of the Closing, the Buyer shall (i) succeed to all of the Seller’s rights and interest in or under all Seller Owned Intellectual Property, and all of the Seller’s rights under all Seller Owned Intellectual Property shall be exercisable by the Buyer to the same extent as by the Seller prior to the Closing and (ii) have the right to use all software development tools, library functions or compilers that the Seller used to create, modify, compile, or support any Seller Product. No loss or expiration of any of the material Seller Owned Intellectual Property or any other material Intellectual Property used or held for use by the Seller in connection with the conduct of the Business is threatened, pending or reasonably foreseeable. The Seller Owned Intellectual Property along with the Seller Licensed Intellectual Property constitutes all the material Intellectual Property owned by or licensed to the Seller that is necessary to conduct the Business as it is currently conducted and presently contemplated to be conducted by the Seller.
     Section 3.11 Taxes.
          (a) To the extent a breach or inaccuracy of any of the following could result in a liability of the Buyer to any Person in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, whether as a result of applicable Law, Contract or otherwise: (i) the Seller has timely paid and will continue to pay all material Taxes when the same have become due, (ii) the Seller has not received written notice of any outstanding claim, audit or other examination or proceeding with respect to Taxes, (iii) the Seller knows of no basis for a claim by any governmental authority for Taxes and (iv) the Seller has timely filed all material Returns it is required to have filed and will continue to file such Returns as they become due and all Returns filed, or to be filed, by the Seller have been and will be true, correct, and complete in all material respects. There are no Taxes of the Seller that form or could form the basis for Lien on any of the Purchased Assets.
          (b) The Seller is not a party to any Contract or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Seller, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
     Section 3.12 Material Contracts.
          (a) Except as set forth in Schedule 3.12(a), there are no Contracts relating to the Business or the Purchased Assets of the following nature (such Contracts as are required to be set forth in Schedule 3.12(a) are, collectively, the “Material Contracts”):
               (i) all Seller Contracts other than the Employee Plans;
               (ii) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contract;
               (iii) any Contract relating to or evidencing indebtedness of the Seller in connection with Business, including, but not limited to, mortgages, other grants of security interests, guarantees or notes with respect to the Purchased Assets;
               (iv) any Contract with any Governmental Authority;
               (v) any Contract with any Related Party of the Seller;
               (vi) any Contract that limits, or purports to limit, the ability of the Seller or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Seller or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;
               (vii) any Contract that requires a consent to or otherwise contains a provision relating to an “assignment” or “deemed assignment,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;
               (viii) any Contract providing for indemnification to or from any Person with respect to liabilities relating to the Seller, the Business or the Purchased Assets;

               (ix) any (1) Inbound Licenses or (2) Outbound Licenses, in each case specifying the parties to the agreement, the relevant Intellectual Property and any ongoing royalty payments.
               (x) any Contract relating to settlement of any administrative or judicial proceedings within the past five years; and
               (xi) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of [***] on an annual basis or in excess of [***] over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice or (C) is material to the assets of the Business, taken as a whole.
          (b) Each Material Contract that is an Assumed Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. Neither the Seller nor, to the Knowledge of the Seller, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Seller received any claim of any such breach, violation or default. The Seller has delivered or Made Available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.
     Section 3.13 Offered Employee Non-Competition Agreements. There are no non-competition or other similar agreements or arrangements or any non-competition or similar provisions of any Contract between each Offered Employee and the Seller.
     Section 3.14 Warranties. The Seller has heretofore delivered to the Buyer true and correct copies of all written warranties currently in effect covering the respective products and services of the Business. During the past three years, there were no expenses experienced by the Seller with respect to such warranties, and the Seller does not have Knowledge or any defect in any products of the Business that might give rise to a product warranty claim after the Closing Date.
     Section 3.15 Conduct of Business. The Seller has conducted and operated the Business only through itself, and not through any other entity or organization.
     Section 3.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
     Section 3.17 [***] The Seller has obtained a [***] all unpublished [***] that relate to the [***].
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     Section 3.18 Disclosure. The Seller does not make nor has made any representations or warranties relating to the Purchased Assets, the Business or otherwise in connection with the transactions contemplated hereby other than those expressly set out in this Agreement or any Ancillary Agreement or schedule or certificates pursuant hereto or thereto. None of the representations or warranties of the Seller contained in this Agreement or any Ancillary Agreement or schedule or certificates pursuant hereto or thereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller as follows:
     Section 4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
     Section 4.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly and validly executed and delivered by the Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
               (i) conflict with or violate the certificate of incorporation or bylaws of the Buyer;
               (ii) conflict with or violate any Law applicable to the Buyer; or
               (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party, except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.
          (b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, the Seller shall cause the Business to be conducted only in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to preserve substantially intact the operations of the Business, keep available the services of the current Business Employees of the Business and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has business relations. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Seller shall not do or propose to do, directly or indirectly, any of the following in connection with the Business or the Purchased Assets without the prior written consent of the Buyer:
          (a) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance, other than Permitted Encumbrances, any Purchased Assets;
          (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or the Purchased Assets, except in the ordinary course of business consistent with past practice;
          (c) amend, waive, modify or consent to the termination of any Assumed Contract, except in the ordinary course of business consistent with past practice, or amend, waive, modify or consent to the termination of the Seller’s rights thereunder, or enter into any Material Contract;
          (d) enter into any Contract with any Related Party of the Seller in connection with or affecting the Business or the Purchased Assets;

          (e) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Purchased Assets, except in the ordinary course of business consistent with past practice;
          (f) cancel, compromise, waive or release any right or claim relating to the Business or the Purchased Assets, other than in the ordinary course of business consistent with past practice;
          (g) permit the lapse of any right relating to Seller Owned Intellectual Property or any other intangible asset used or held for use in connection with the Business;
          (h) use any assets of the Business to pay any costs or expenses arising out of or relating to the transactions contemplated by this Agreement or the Ancillary Agreements;
          (i) grant or announce any increase in the salaries, compensation, bonuses or other benefits payable to any Business Employees, other than (i) as required by Applicable Law;
          (j) commence or settle any Action relating to the Business, the Purchased Assets or the Assumed Liabilities; provided, however, [***] in accordance with the terms [***];
          (k) take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Seller in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Seller in this Agreement or any Ancillary Agreement, or that has or could reasonably be expected to have a Material Adverse Effect;
          (l) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing; or
          (m) terminate the employment of any Business Employees or take any action that might induce the termination of any Business Employee, and with respect to any Transferring Employee who is a foreign national employed in the United States, Seller shall not terminate the employment of any such employee until the earlier of (1) the date that such employee has clearance to become an employee of Buyer and (2) the date that is 30 days following the Closing Date.
     Section 5.2 Covenants Regarding Information.
          (a) Subject to the Mutual Nondisclosure Agreement dated February 1, 2010 between the Buyer and the Seller, and as amended on March 31, 2010 (the “Confidentiality Agreement”), from the date hereof until the Closing Date, the Seller shall afford the Buyer and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) complete access (including for inspection and copying) during normal business hours, upon reasonable
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request and notice to the Purchased Assets and the Seller’s, properties, offices, plants and other facilities, and books and records relating to the Business and the Purchased Assets and shall permit them to consult with Seller’s Representatives in the manner mutually agreed by the Buyer and the Seller, and shall furnish the Buyer with such financial, operating and other data and information in connection with the Business and the Purchased Assets as the Buyer may reasonably request.
          (b) On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all original agreements (or, copies thereof, to the extent such items are not in the possession or control of the Seller), documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of the Seller exclusively relating to the Purchased Assets.
          (c) In order to facilitate the resolution of any claims made by or against or incurred by the Buyer after the Closing or for any other reasonable purpose, for a period of 5 years following the Closing, the Seller shall: (i) retain all books, documents, information, data, files and other records of the Seller that relate to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer; (ii) upon reasonable notice, afford the Buyer and its Representatives reasonable access (including for inspection and copying, at the Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Business, the Purchased Assets or the Assumed Liabilities; and (iii) furnish the Buyer and its Representatives reasonable assistance (at the Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of 5 years following the Closing and the expiration date of the applicable statute of limitations with respect to tax matters. The Seller shall permit, promptly upon reasonable request, the Buyer and its Representatives to use original copies of any such records for purposes of litigation; provided, further, that such records shall promptly be returned to the Seller following such use. The Seller shall not destroy any such books and records without providing the Buyer with written notice detailing the contents of such books and records, and providing the Buyer with the opportunity to obtain such books and records, at least 90 days prior to the destruction thereof.
     Section 5.3 Exclusivity. The Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective Representatives shall, in any way that would materially affect the Purchased Assets or the contemplated transaction:
          (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Business or the Purchased Assets, whether effected by sale of assets, sale of stock, merger or otherwise; or

          (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.
     The Seller shall notify the Buyer promptly, but in any event within twenty-four hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller is a party, without the prior written consent of the Buyer.
     Section 5.4 Non-Competition; Non-Solicitation.
          (a) For the term of the Buyer License Agreement, but in no event for a period less than [***] following the Closing Date (the “Non-Compete Period”), the Seller will not, and will cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement, other than the activities explicitly permitted pursuant to the Buyer License Agreement or other services requested by and provided directly to the Buyer:
               (i) whether on its own behalf or on behalf of or for the benefit of a third party (subject to Section 5.4(b) below) (A) engage in any activities related to the [***] (1) [***] (2) technology that enables an environment where [***], or (3) any [***] or (B) [***] technology described in (1), (2) or (3) above, or any component thereof into the [***] (each of 5.4(a)(i)(A) and (B), a “Competing Business”);
               (ii) have a financial interest in any Competing Business, except as expressly permitted in Section 5.4(d) below;
               (iii) solicit, recruit or hire (or with regards to Offered Employees, retain) any person who is a Seller Prohibited Employee (as defined below); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Seller Prohibited Employees or (B) the Seller or any of its Affiliates from soliciting, recruiting or hiring any Seller Prohibited Employee who has ceased to be employed or retained by the Seller, the Buyer or any of their respective Affiliates for at least 12 months;
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provided further that as the restrictions in this Section 5.4(a)(iii) relates to the retention of Offered Employees, the Buyer may waive, in writing, such restrictions at any time.
               (iv) approach or seek Competing Business from any Customer (as hereinafter defined), refer Competing Business from any Customer to any Person or be paid commissions based on Competing Business sales received from any Customer by any Person. For purposes of this Section 5.4, the term “Customer” means any Person to which the Seller, the Buyer or any of their respective Affiliates provided products or services during the twelve-month period prior to the time at which any determination shall be made that any such Person is a Customer; provided, that the foregoing shall not prohibit any referral of business by the Seller to the Buyer; or
               (v) disparage the Buyer or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Business, the Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.
          (b) Notwithstanding anything to the contrary in Section 5.4(a)(i), during the Non-Compete Period, solely in connection with a [***], Seller may:
               (i) (A) optimize [***] (as defined below), and (B) [***]; and
               (ii) [***] following the Closing Date, [***].
For the avoidance of doubt, the activities in Section 5.4(b)(i) and (ii) are for the sole benefit of the [***] to 5.4(b)(i) and (ii), and except in connection with 5.4(b)(i) and (ii), [***].
          (c) If during the Non-Compete Period there is a [***] and as a result [***], Seller may request a [***].
          (d) Nothing contained herein shall limit Seller (i) from acquiring (including through a merger) or investing in any Person whose business activities do not constitute a Competing Business in substantial part; or (ii) from, directly or indirectly, holding or making investments in securities of any business listed on a national securities exchange, admitted to trading in an automated quotations market, or traded generally on
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the over-the-counter market, so long as Seller’s direct or indirect holdings do not exceed 10% of the outstanding equity securities thereof.
          (e) For purposes of this Section 5.4, the following definitions shall apply:
               (i) [***] means technology that is [***].
               (ii) [***] means Seller’s [***].
               (iii) “PC Client Device” means notebook, laptop, netbook, smartbook, tablet, slate, desktop, all-in-one, thin client, nettop, handheld, or smartphone.
               (iv) “Enhance” means any addition of features or functionality to a software product or any improvement upon features or functionality of said software product.
               (v) [***] means any technology which [***].
               (vi) “Seller Prohibited Employee” means any employee, other than Excluded Employees, who works or is engaged in connection with the Business that (A) was employed by the Seller at any time during the period beginning thirty (30) days prior to the date hereof and continues until the Closing, or (B) is or becomes an employee of the Buyer on or after the Closing Date.
               (vii) “Buyer Prohibited Employee” means any employee of the Seller, other than those listed on Schedules 5.7(b)(i) and (ii), who works or is engaged in connection with the Business on or after the date hereof.
               (viii) [***] means a [***] vendor customer of the Seller that is [***], and is not in a [***].
               (ix) [***] means a request in writing, initiated by a [***], that is not the result of [***].
               (x) [***] means the source code or object code of the [***] directly related [***] that is not and has not been [***].
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               (xi) [***] means the source code or object code of [***] directly related to [***] that is not and has not been [***].
          (f) For a period of [***] following the Closing, the Buyer’s Technical Representatives (whose names are set forth on Annex C) shall not, during their employment with the Buyer, directly or indirectly through any Person or contractual arrangement, solicit or recruit any person who is a Buyer Prohibited Employee; provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Business Group Employees or (ii) soliciting, recruiting or hiring any Buyer Prohibited Employee who has ceased to be employed or retained by the Buyer, the Seller or any of their respective Affiliates for at least 12 months.
          (g) The Seller and the Buyer acknowledge that the covenants of the Seller and the Buyer, as applicable, set forth in this Section 5.4 are an essential element of this Agreement and that any breach by the Seller or the Buyer, of any applicable provision of this Section 5.4 will result in irreparable injury to the other party. The Seller and the Buyer acknowledges that in the event of such a breach, in addition to all other remedies available at law, the non-breaching party shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. The Seller and the Buyer have each independently consulted with its counsel and after such consultation agree that the covenants set forth in this Section 5.4 are reasonable and proper to protect the legitimate interest of the Buyer and the Seller.
          (h) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.4 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
     Section 5.5 Notification of Certain Matters; Supplements to Disclosure Schedules.
          (a) Prior to the Closing Date, the Seller shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any change, condition or event, to the Knowledge of the Seller, the occurrence or non-occurrence of which would render any representation or warranty of the Seller contained in this Agreement or any Ancillary
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Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Seller or any Affiliate of the Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Seller’s Knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.
          (b) Prior to the Closing Date, the Seller shall supplement the information set forth on the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules or in any representation or warranty of the Seller which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3, the compliance by the Seller with any covenant set forth herein or the Buyer’s rights to indemnification pursuant to Section 8.2.
     Section 5.6 Payment of Liabilities. The Seller shall pay or otherwise satisfy in the ordinary course of business, prior to the Closing, all of the liabilities and obligations incurred in connection with the Business and, after the Closing, the Excluded Liabilities.
     Section 5.7 Employee Matters.
          (a) Except as specifically provided in this Section 5.7: (i) the Buyer shall not, and shall cause its Affiliates to not, adopt, become a sponsoring employer of, or have any obligations under or with respect to the Employee Plans, and the Seller shall be solely responsible for any and all liabilities and obligations that have been incurred or may be incurred under or in connection with any Employee Plan; (ii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of Business Employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date; and (iii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee by the Seller before the date such employee actually commences work with the Buyer pursuant to Section 5.7(b). For purposes hereof, with respect to the Welfare Plans, claims under any medical, dental, vision, or prescription drug plan generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim in made; provided, however, that with respect to claims relating to hospitalization, the claim will be deemed to be incurred on the first day of such hospitalization and not on the date that such services are performed. Claims for disability under any long or short term disability plan will be incurred on the date the

Business Employee is first absent from work because of the condition giving rise to such disability and not when the Business Employee is determined to be eligible for benefits under the applicable Welfare Plan. On or immediately after the Closing Date, the Seller shall pay to each Transferred Employee, as of the Closing Date, (i) all accrued but unpaid wages, (ii) a lump sum representing all accrued vacation benefits and (iii) to the extent applicable, a lump sum equal to the pro-rata portion of each Transferred Employee’s target bonus for the portion of the most recent bonus period ending on the Closing Date. In addition, to the extent this Agreement or the transactions contemplated by this Agreement causes the acceleration of the vesting of any equity securities of the Seller held by any Transferred Employee, with the Seller shall take such corporate action as is required to comply with any such acceleration provision. With respect to any stock options held by any Transferred Employee, the Seller shall provide for at least a 30-day post-termination exercise period with respect to each such option.
          (b) The Buyer shall, or shall cause one of its Affiliates to, extend offers of employment to each of the Business Employees listed on Schedule 5.7(b)(1) (the “Tier 1 Development Team”) and to each of the Business Employees listed on Schedule 5.7(b)(2) (the “Tier 2 Development Team,” together with the Tier 1 Development Team, and the Offered Optional Employees, the “Offered Employees”; all such employees who accept the offer of employment of the Buyer or its Affiliate are referred to as the “Transferring Employees”). Subject to Section 5.1(m), the Seller shall have received resignations of the Transferred Employees or shall terminate the employment of all Transferring Employees immediately prior to the Closing and shall cooperate with and use its reasonable best efforts to assist the Buyer in its efforts to secure satisfactory employment arrangements with the Offered Employees.
          (c) The Seller shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from the Seller’s termination of the employment of any of its employees in connection with the transactions contemplated hereby through the Closing Date.
          (d) The Seller and its ERISA Affiliates shall comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any employee, former employee or beneficiary of any such Business Employee or former Business Employee who is not a Transferred Employee and is covered under any group health plan, as defined in Section 5000(b)(1) of the Code (a “Group Health Plan”), maintained by the Seller and its ERISA Affiliates as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise. The Buyer shall, or shall cause one of its Affiliates to, comply with the provisions of COBRA with respect to Transferring Employees who are covered under any Group Health Plan maintained by the Buyer after the Closing Date.
          (e) Following the Closing Date, the Buyer shall, or shall cause one of its Affiliates to, pursuant to plans and arrangements established or maintained by the Buyer

(the “Buyer Welfare Plans”), provide the Transferring Employees with health and welfare benefits that are reasonably comparable, on an aggregate basis, to the health and welfare benefits provided to other, similarly situated employees of the Buyer in that jurisdiction, or otherwise as required by local law. To the extent permitted by the applicable contract, the Buyer shall, or shall cause one of its Affiliates to, (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferring Employees under the Buyer Welfare Plans, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under the corresponding Employee Plan and (ii) provide each Transferring Employee with credit under the Buyer Welfare Plans for any co-payments and deductibles paid under the corresponding Employee Plans prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Closing Date occurs.
          (f) The Buyer shall, or shall cause one of its Affiliates to, recognize the continuous service of Transferred Employees with the Seller through the Closing Date for purposes of determining the level of vacation accrual and service awards, but for no other Buyer plan or policy purpose.
          (g) Effective as of the Closing Date, the Buyer shall, or shall cause one of its Affiliates to, establish or designate a defined contribution retirement plan eligible for qualification under Section 401(a) of the Code (the “Buyer 401(k) Plan”). Each Transferring Employee who satisfies the eligibility requirements of the Buyer 401(k) Plan shall become eligible to participate in the Buyer 401(k) Plan on the date he or she is hired by the Buyer; each Transferring Employee shall be credited with vesting service and eligibility service, including service for any serviced-based employer contributions for all periods of service with the Seller or any other entity if the Seller has consistently made matching contributions to its defined contribution retirement plan qualified under Section 401(a) of the Code (the “Seller 401(k) Plan”) in which any of the Transferring Employees have participated. The Buyer shall, or shall cause one of its Affiliates to, cause the Buyer 401(k) Plan to accept direct rollovers of distributions (including loans) to Transferring Employees from the Seller 401(k) Plan. The Seller shall take all appropriate actions to make distributions under the Seller 401(k) Plan to such Transferred Employees in accordance with the terms of the Seller 401(k) Plan and the applicable provisions of the Code.
          (h) Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by the Buyer or under any benefit plan that the Buyer may maintain.
          (i) Nothing contained in this Agreement shall confer upon any Transferring Employee any right with respect to continued employment by the Buyer, nor shall anything herein interfere with the right of the Buyer to terminate the employment of any Transferring Employee at any time, with or without cause, following the effective date of his or her employment with the Buyer, or restrict the Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferring Employees.
     Section 5.8 Confidentiality.
          (a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.8(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
          (b) Following the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data primarily relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), the Purchased Assets (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data) or the transactions contemplated hereby, except for data or information that is or becomes available to the public other than as a result of a breach of this Section 5.8. Notwithstanding anything to the contrary set forth herein, Confidential Information shall not include any information that (i) is or becomes generally known to the public without fault of the Seller; (ii) is independently developed by the Seller or its Affiliates without use of Confidential Information; or (iii) is rightfully obtained by the Seller or its Affiliates from a third party without any obligation of confidentiality to the Buyer.
          (c) Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with any transaction involving the acquisition or purchase of all or any portion of the Business or the Purchased Assets. From and after the Closing, the Seller will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned. The Seller shall request that any such Person return to the Seller any documents, files, data or other materials constituting Confidential Information that was provided to such Person in connection with the consideration of any such transaction.
          (d) Effective as of the Closing, the Seller agrees to use reasonable efforts, at the Buyer’s sole cost, to enforce the confidentiality covenants in any retained confidentiality agreement that relates to the Purchased Assets, if reasonably requested by the Buyer to do so in connection with an actual or threatened breach of the confidentiality covenants by the other party to the agreement that relates to the trade secrets or other confidential information transferred to the Buyer.
     Section 5.9 The Trademark Opposition Settlement Agreement. The Seller shall use commercially reasonable efforts to be in full compliance with the terms of the Trademark Opposition Settlement Agreement on the Closing Date.
     Section 5.10 Consents and Filings. The Seller and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, but not limited to, the consents from third party licensors with respect to the Inbound Licenses and (b) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Seller shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Seller shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent. Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section 5.10 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of the Buyer or any of its Affiliates or any portion of the Business or the Purchased Assets or (ii) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Business or the Purchased Assets or any of the Buyer’s or its Affiliates’ other assets or businesses.
     Section 5.11 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto. Notwithstanding the foregoing, the Seller agrees to cooperate with the Buyer and provide the Buyer reasonable time and opportunity to review and comment on any information relating to this Agreement or the transactions contemplated hereby which is disclosed pursuant to (i) public filings requirements and (ii) any request made by the Seller for confidential treatment of information required to be disclosed in public filings.
     Section 5.12 [***] Simultaneous with the Closing, Seller shall [***].
     Section 5.13 [***] Between the date of this Agreement and the Closing Date, but completed no later than [***], the Seller shall, [***]; provided, however, that [***].
ARTICLE VI
TAX MATTERS
     Section 6.1 Transfer Taxes. The Seller shall be liable for and shall pay all Transfer Taxes resulting from the transactions contemplated by this Agreement. “Transfer Tax” means any Tax imposed directly or indirectly on the transferor or transferee of property by any taxing jurisdiction by reason of the transfer, or any Tax that becomes a lien on the property transferred by reason of the transfer, including without limitation any stamp duty, sales, use or excise Tax, real estate transfer Taxes or Taxes of a similar nature, including any interest, penalties or additions to Tax that become payable with respect to such Tax.
     Section 6.2 Purchase Price Allocation. The Buyer shall prepare, or cause to be prepared, a statement (the “Allocation Statement”) allocating the consideration (including the Purchase Price and the amount of the Assumed Liabilities) and any other items that are treated as additional purchase price for Tax purposes, among the Purchased Assets in accordance with Code § 1060 and applicable Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate). The Buyer shall deliver the Allocation Statement to the Seller within forty-five (45) days after the Closing Date. Within fifteen (15) days of delivery of the Allocation Statement, the Seller shall notify the Buyer of any proposed changes to the Allocation Statement. The parties shall attempt in good faith to agree to the Allocation Statement, but if the parties cannot agree on the Allocation Statement within thirty (30) days after such Seller notification, the dispute shall be resolved by a Tax Arbitrator within forty-five (45) days. The finally determined
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Allocation Statement shall be binding upon the Seller and the Buyer. In the case of any adjustments to the consideration, the Allocation Statement will be adjusted accordingly.
     Section 6.3 Prorations. The Seller shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between the Buyer and the Seller as of the Closing Date. The Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date. The Buyer shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date. With respect to Taxes described in this Section 6.3, the Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and the Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Governmental Authority payment for Taxes, which are subject to proration under this Section 6.3 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.
     Section 6.4 Tax Clearance Certificate. At the Buyer’s request, the Seller shall notify all of the Governmental Authorities for the jurisdictions with respect to which the Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such Governmental Authorities, if the failure to makes such notifications or receive any available tax clearance certificate (each, a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of the Seller. If, in respect to any application for a Tax Clearance Certificate, and Governmental Authority asserts that the Seller is liable for any Tax, the Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
          (a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

     Section 7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
          (a) Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are qualified by materiality shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date and the representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are not so qualified shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. The Buyer shall have materially performed all obligations and agreements and materially complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.
          (b) Deliveries. The Seller shall have received an executed copy of each of the documents listed in Section 2.7(c).
     Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
          (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are qualified by materiality shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date and the representations and warranties of the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are not so qualified shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. The Seller shall have materially performed all obligations and agreements and materially complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.
          (b) Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents that are set forth on Schedule 7.3(b) shall have been received and shall be satisfactory in form and substance to the Buyer in its sole discretion.
          (c) No Litigation. No Action shall have been commenced or, to the Knowledge of Seller, threatened that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) require divestiture of any assets of the Buyer as a result of the transactions contemplated by this Agreement or the divestiture of any Purchased Assets, (ii) prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of the Business or the Purchased Assets or any of its other businesses or assets (or those of any of its Subsidiaries or Affiliates) or (iii) impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, effectively to control the Business or the Purchased Assets in any material respect.
          (d) [***] The Buyer and the Seller shall have entered into a [***] upon mutually agreeable terms whereby (i) [***] and (ii) the Seller shall provide the Buyer with [***].
          (e) Trademark Opposition Settlement Agreement. The Seller shall be in full compliance with the terms of the Trademark Opposition Settlement Agreement as of the Closing Date.
          (f) Employee Matters. Employment offer letters, as well as any standard Buyer non-competition, non-solicitation and invention assignment agreements, shall have been accepted and executed by each individual [***] and delivered to the Buyer. Employment offer letters, as well as any standard Buyer non-competition, non-solicitation and invention assignment agreements, shall have been accepted and executed by not less than [***] of the individuals [***] and delivered to the Buyer.
          (g) Deliveries. The Buyer shall have received an executed copy of each of the documents listed in Section 2.7(b).
          (h) No Material Adverse Effect. There shall not have occurred any change, event or development or prospective change, event or development that,
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individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
          (i) [***] The Seller shall send [***], to the Buyer’s satisfaction, that the Seller has [***].
          (j) Offered Employee Non-Competition Agreements. To the reasonable satisfaction of Buyer, each of the Offered Employee Non-Competition Agreements shall have been terminated by the Seller or the relevant provisions of such agreement shall have been waived by the Seller.
          (k) [***] shall be [***].
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Survival of Representations and Warranties. The representations and warranties of the Seller and the Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the third anniversary of the Closing Date; provided, however, that:
          (a) the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4 relating to the Purchased Assets (Sections 3.1, 3.2, 3.4, 4.1 and 4.2 are collectively referred to herein as the “Core Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive indefinitely;
          (b) the representations and warranties set forth in Section 3.11 relating to Taxes shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof); and
          (c) the survival of the representation and warranties in the Buyer License Agreement shall be governed by the terms of that agreement.
Neither the Seller nor the Buyer shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.
     Section 8.2 Indemnification by the Seller. The Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates and the respective
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Representatives, successors and assigns of each of the foregoing (each, a “Buyer Indemnified Party”, and collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:
          (a) any breach of any representation or warranty made by the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;
          (b) any breach of any covenant or agreement by the Seller contained in this Agreement or any Ancillary Agreement;
          (c) any of the Excluded Liabilities;
          (d) any and all Taxes (including any interest, additions and penalties with respect thereto) imposed on the Buyer in connection with the Business or the Purchased Assets, or for which the Buyer is liable, with respect to all periods ending on or before the Closing Date or that are imposed on the transactions pursuant to this Agreement, or a pro rata portion (based on an interim closing of the books) of any such Taxes for any period that ends after but includes the Closing Date, and any costs or expenses with respect to tax indemnification arising hereunder;
          (e) the Seller’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Buyer;
          (f) each of the Contracts set forth on Schedule 2.2(d), such right to indemnification of the Buyer pursuant to this Section 8.2(f) shall survive the Closing and shall survive until the date two years after the date of the expiration or termination of each such Contract or amendment thereto; and
          (g) any of the matters set forth on Schedule 8.2(g); provided that no Buyer Indemnified Party shall be entitled to make a claim for indemnification pursuant to this Section 8.2(g) following the date thirty (30) days after the termination of the Escrow Period.
     Section 8.3 Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (each, a “Seller Indemnified Party”, and collectively, the “Seller Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

          (a) any breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect, knowledge or other exception set forth therein);
          (b) any of the Assumed Liabilities; and
          (c) any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.
     Section 8.4 Limitations.
          (a) An indemnifying party shall not be liable for any Loss or Losses pursuant to Sections 8.2(a) or 8.3(a) (“Warranty Losses”) unless and until the aggregate amount of all Losses incurred by the party seeking indemnification exceeds [***], in which event the indemnifying party shall be liable for all Warranty Losses [***]; except, however, that no minimum dollar amount is required for Losses relating to or arising from a breach of the Core Representations.
          (b) Neither the Seller or the Buyer shall be required to indemnify any Person under Sections 8.2(a) or 8.3(a) for an aggregate amount of Warranty Losses exceeding [***] (the “Indemnification Cap”); provided, however, that (i) the Indemnification Cap for Seller shall be reduced by the dollar amount equal to any amounts paid to Buyer Indemnified Parties out of the Escrow Fund, (ii) the Indemnification Cap shall not apply to [***], and (iii) nothing contained in this Section shall be deemed to limit or restrict in any manner any rights or remedies which an indemnified party has, or might have, at Law, in equity or otherwise, based on fraud or intentional misrepresentation.
          (c) The indemnified parties acknowledge and agree that, should the Closing occur, the sole and exclusive remedy with respect to any and all Losses arising out of, relating to or connected with this Agreement and the transactions contemplated hereby, (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII; provided that nothing in this Section 8.4(c) shall limit or restrict the ability of any party hereto to seek injunctive or other equitable relief for any breach or alleged breach of this Agreement or any provision hereof.
          (d) Buyer Indemnified Parties shall first satisfy their claims for indemnification for any Loss or Losses arising pursuant to Section 8.2(g) in full from the Escrow Fund before seeking indemnification under this Agreement directly from the Company.
     Section 8.5 Materiality; Knowledge; No Right of Contribution. For the purpose of quantifying an indemnified party’s Warranty Losses under this ARTICLE VIII only,
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any representation or warranty given or made by the Seller that is qualified in scope as to materiality (including a Material Adverse Effect) or as to Knowledge shall be deemed to be made or given without such qualification. There shall be no right of contribution from the Buyer with respect to any Loss claimed by an indemnified party.
     Section 8.6 Knowledge of the Buyer. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of the Buyer shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by the Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the Buyer.
     Section 8.7 Indemnification Procedure for Third Party Claims.
          (a) In the event that an indemnified party (the “Indemnitee”) becomes aware of any claim or demand, or other circumstance or state of facts which could reasonably give rise to any claim or demand, for which a party may become obligated under Section 8.2 or 8.3, as applicable, (such party, the “Indemnitor”) to indemnify the Indemnitee (a “Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Delay or failure in so notifying the Indemnitor shall relieve the Indemnitor of its obligations under this Article VIII only to the extent, if at all, that the Indemnitor is prejudiced by reason of such delay or failure.
          (b) The Indemnitor will have 20 days from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor fails to assume the defense of any such Third Party Claim within 20 days of the delivery of the Notice of Claim, the Indemnitee may assume control of the defense of the claim. In all cases, the party without the right to control the defense may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Notwithstanding anything to the contrary contained herein, neither the Indemnitee nor the Indemnitor will file any papers or consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the other party. The parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.
     Section 8.8 Indemnification Procedure for Non Third Party Claims. The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter that does not involve a Third Party Claim, such notice to contain the information set forth in the following sentence. In the event that the Indemnitor does not notify the Indemnitee that it disputes such claim within 20 days from receipt of such Notice of Claim, the claim specified therein shall be deemed a liability of the Indemnitor hereunder (subject to the Indemnity Cap and the other limitations set forth in Section 8.4, as applicable).
     Section 8.9 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty, or covenant contained herein, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any facts or circumstances that reveal the occurrence of any such breach, whether before or after the execution and delivery hereof.
     Section 8.10 Effect on Purchase Price. The Buyer and the Seller agree that any indemnification payment made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.
     Section 8.11 Escrow Fund. On the Closing Date, the Buyer, the Escrow Agent, and the Seller shall execute and deliver the Escrow Agreement, and, as promptly as practicable thereafter, the Buyer shall deposit the Escrow Amount with the Escrow Agent to be held as a trust fund (the “Escrow Fund”) for the purpose of securing the indemnification obligations of the Seller set forth in Section 8.2(g) of this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The Buyer and the Seller shall deliver to the Escrow Agent written notice of the final resolution of any claim for indemnification arising under Section 8.2(g) together with instructions on the distribution of amounts payable to a Buyer Indemnified Party, if any, in accordance with such final resolution. No portion of the Escrow Fund shall be released without the written consent of the Buyer, which consent shall not be unreasonably withheld in the event that the Buyer has not made any claim for indemnification during the Escrow Period.
ARTICLE IX
TERMINATION
     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Buyer and the Seller;
          (b) (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within [***] days following delivery by the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller
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breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within [***] Business Days following delivery by the Seller or written notice of such breach or failure to perform and (C) has not been waived by the Buyer;
          (c) (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to August 31, 2010 or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to August 31, 2010; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;
          (d) by either the Seller or the Buyer if the Closing shall not have occurred by August 31, 2010; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (e) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts to have such order, decree, ruling or other action vacated; or
          (f) by the Buyer, if between the date hereof and the Closing, an event or condition occurs that has had or is reasonably likely to have a Material Adverse Effect.
The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.
     Section 9.2 Effect of Termination . In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 5.8 relating to confidentiality, Section 5.11 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.
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ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that no such fees and expenses payable by the Seller shall be paid from any assets otherwise transferable to the Buyer pursuant hereto. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
     Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
     Section 10.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
     Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)	if to the Seller, to:

Phoenix Technologies Ltd. 915 Murphy Ranch Road Milpitas, CA 95035 Attention: Timothy Chu, VP and General Counsel Facsimile: (408) 570-1001

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP 2 Palo Alto Square 3000 El Camino Real, Suite 700 Palo Alto, CA 94306-2121 Attention: William A. Myers Facsimile: (650) 843-4001

(ii)	if to the Buyer, to:

Hewlett-Packard Company 3000 Hanover Street Palo Alto, California 94304 Attention: General Counsel Facsimile: (650) 857-4837

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 1881 Page Mill Road Palo Alto, California 94304 Attention: Russell C. Hansen Facsimile: (650) 849-5083
     Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
     Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

     Section 10.7 No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
     Section 10.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
     Section 10.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any Delaware or federal court sitting in the state of State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 10.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 10.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State or federal court sitting in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     Section 10.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
     Section 10.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 10.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 10.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     Section 10.16 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     Section 10.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     Section 10.18 No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

     IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEWLETT-PACKARD COMPANY
By:	/s/ Ted Clark
	Name:	Ted Clark
	Title:	Senior Vice President and General Manager, Note book Global Business Unit, Personal Systems Group

PHOENIX TECHNOLOGIES LTD.
By:	/s/ Thomas Lacey
	Name:	Thomas Lacey
	Title:	President and CEO

Signature Page to Asset Purchase Agreement